Exhibit 99.22

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Company, nor is it any solicitation of any vote or approval in any jurisdiction.

This joint announcement is not for release, publication or distribution in or into any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

廣東東陽光藥業股份有限公司	宜昌東陽光長江藥業股份有限公司
SUNSHINE LAKE PHARMA CO., LTD.	YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.
(a company incorporated in the People’s Republic of China with limited liability)	(a joint stock limited company incorporated in the People’s Republic of China with limited liability)
(Stock Code: 1558)

JOINT ANNOUNCEMENT

(1) POLL RESULTS OF THE EGM

AND

THE H SHAREHOLDERS’ CLASS MEETING

HELD ON MONDAY, 21 JULY 2025

RELATING TO THE PROPOSED CONDITIONAL

PRIVATISATION OF YICHANG HEC CHANGJIANG

PHARMACEUTICAL CO., LTD. BY SUNSHINE LAKE PHARMA

CO., LTD. BY WAY OF MERGER BY ABSORPTION OF

YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

(2) PROPOSED WITHDRAWAL OF LISTING AND

LAST DAY OF TRADING

(3) PROPOSED SPECIAL DIVIDEND

AND

(4) INFORMATION REGARDING EXERCISE OF RIGHT OF

DISSENTING SHAREHOLDERS

Financial Adviser to the Offeror

Financial Adviser to the Company

INTRODUCTION

Reference is made to (i) the announcement published by YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (the “Company”) pursuant to Rule 3.7 of the Takeovers Code on 8 March 2024; (ii) the announcement jointly published by Sunshine Lake Pharma Co., Ltd. (the “Offeror”) and the Company on 10 May 2024 (the “Joint Announcement”) in relation to the Merger; (iii) the composite document dated 30 June 2025 jointly issued by the Company and the Offeror in relation to the Merger (the “Composite Document”), the notice of Extraordinary General Meeting, the notice of the H Shareholders’ Class Meeting; and (iv) the joint announcement published by the Company and the Offeror in relation to the despatch of the Composite Document. Unless the context requires otherwise, capitalised terms used herein shall have the same meanings as those defined in the Composite Document.

RESULTS OF THE EGM AND THE H SHAREHOLDERS’ CLASS MEETING

The Board and the directors of the Offeror are pleased to announce that the proposed resolutions set out in the notice of Extraordinary General Meeting and the notice of the H Shareholders’ Class Meeting were voted by way of poll and all of them were duly passed on 21 July 2025.

The EGM and the H Shareholders’ Class Meeting were held at Conference Room, 4/F, Administrative Building, Dongyangguang Scientific Park, No. 368 Zhen An Zhong Road, Chang’an County, Dongguan, Guangdong Province, the PRC at 9: 00 a.m. and 9: 30 a.m., respectively, on 21 July  2025.

In compliance with the requirements of the Listing Rules and Rule 2.9 of the Takeovers Code, Computershare Hong Kong Investor Services Limited, the H Share registrar of the Company, acted as the scrutineer for the vote-taking at the EGM and the H Shareholders’ Class Meeting. The poll results in respect of the EGM and the H Shareholders’ Class  Meeting are as follows:

(i)	The poll results in respect of the EGM

SPECIAL RESOLUTION	NUMBER OF VALID VOTES (%)
	For	Against	Abstain
1.

(a)    To consider and, if thought fit, to approve, confirm and ratify the Merger Agreement dated 10 May 2024 entered into between the Company and the Offeror and the Merger and the transactions contemplated under the Merger Agreement.

(b)    To consider and, if thought fit, to approve that any Director be authorised to do all such acts and things, to sign and execute all such other documents, deeds and instruments, to make applications to the relevant regulatory authorities and to take such steps as he/she may consider necessary, appropriate, expedient and in the interest of the Company to give effect to and in connection with any transactions contemplated under the Merger Agreement.

	657,661,767 (99.9971%) (note 1)	13,080 (0.0020%) (note 1)	6,000 (0.0009%) (note 1)

ORDINARY RESOLUTION	NUMBER OF VALID VOTES (%)
	For	Against	Abstain
2.

(a)    Subject to the fulfilment (or waiver, as applicable) of all the Pre-Conditions and the Conditions of the Merger Agreement, to consider and, if thought fit, to declare and approve the Special Dividend of HK$1.50 per Share to be paid to the Shareholders (other than the Offeror and its subsidiaries (if applicable) who have agreed to waive their entitlements) on the terms contained in the Composite Document; and

(b)    To consider and, if thought fit, to approve that any Director be authorised to do all such acts and things, to sign and execute all such other documents, deeds and instruments, and to take such steps as he/she may consider necessary, appropriate, expedient and in the interest of the Company to give effect to or in connection with the payment of the Special Dividend.

	657,929,765 (99.9974%) (note 1)	11,080 (0.0017%) (note 1)	6,000 (0.0009%) (note 1)

Notes:

1.	Based on the total number of the votes attaching to all the Shares held by the Shareholders cast in person or by proxy at the EGM.

2.	The percentage figures included in the poll results in respect of the EGM above have been subject to rounding adjustments.

As at the date of the EGM, the total number of Shares in issue is 879,967,700, comprising 653,767,700 H Shares and 226,200,000 Domestic Shares, which was the total number of Shares entitling the holders to attend and vote on the resolutions at the EGM.

As disclosed in the Composite Document, the PRC Company Law does not require any Shareholders to abstain from voting in respect of the Merger at the EGM, and hence the Offeror and any parties acting in concert with it voted in favour of the resolutions in relation to the Merger at the EGM. Of the Directors who held Shares, (i)  Mr.  Tang Xinfa, the Company’s non-executive Director and an Offeror director thus a Concert Party of the Offeror, voted in favour of the Merger at the EGM with respect to his beneficial shareholdings in the Company; and (ii) Mr. Jiang Juncai, Mr.  Wang Danjin, Mr. Li Shuang and Mr. Li Xuechen, each a Director, voted in favour of the Merger at the EGM with respect to their respective beneficial shareholdings in the Company.

In addition, Shares held by members of the CICC group acting in the capacity of an exempt principal trader connected with the Offeror or the Company were not voted at the EGM in accordance with the requirements of Rule  35.4 of the Takeovers Code. Such Shares that were held by any member of the CICC group in the capacity of an exempt principal trader for and on behalf of non-discretionary investment clients (that were not the Offeror or its Concert Parties) may be voted at the EGM if (i) the relevant connected exempt principal trader holds the Shares as a simple custodian for and on behalf of non-discretionary clients, and (ii) there are contractual arrangements in place between the relevant connected exempt principal trader and its clients that strictly prohibit the relevant connected exempt principal trader from exercising any voting discretion over the relevant Shares, and (iii) all voting instructions originate from the client only (if no instructions are given, then no votes shall be cast for the relevant Shares held by the relevant connected exempt principal trader). As none of such clients of CICC has given a voting instruction for the EGM, accordingly, each member of CICC group which is an exempt principal trader connected with the Offeror or the Company did not exercise the voting rights attached to the Shares owned by them in the context of the Merger at the EGM.

Save as disclosed, (i) there were no restrictions imposed on any Shareholder to cast votes on the aforesaid resolutions passed at the EGM; (ii) there was no Share entitling the Shareholder to attend and vote only against the resolution at the EGM or to abstain from voting; and (iii) no Shareholder had previously stated his/her/its intention in the Composite Document to vote in favour of or against the resolution proposed at the EGM or to abstain from voting.

The EGM was convened by the Board and chaired by Ms. XIANG Ling, an independent non-executive Director who is not a Concert Party of the Offeror. The Shareholders and authorised proxies holding an aggregate of 657,946,845 Shares, representing approximately 74.7694% of the total issued share capital of the Company were present at the EGM. All Directors attended the EGM.

With respect to the special resolution at the EGM, since more than two-thirds of the votes attaching to the Shares held by the Shareholders present in person or by proxy at the EGM were cast in favour of the resolution, the special resolution was passed by way of poll at the EGM in accordance with the requirements of the PRC Laws and the Articles.

With respect to the ordinary resolution at the EGM, since more than half of the votes attaching to the Shares held by the Shareholders present in person or by proxy at the EGM were cast in favour of the resolution, the ordinary resolution was passed by way of poll at the EGM in accordance with the requirements of the PRC Laws and the Articles.

(ii)	The poll results in respect of the H Shareholders’ Class Meeting

SPECIAL RESOLUTION	NUMBER OF VALID VOTES (%)
	For	Against	Abstain
1.

(a)     To consider and, if thought fit, to approve, confirm and ratify the Merger Agreement dated 10 May 2024 entered into between the Company and the Offeror and the Merger and the transactions contemplated under the Merger Agreement.

(b)     To consider and, if thought fit, to approve that any Director be authorised to do all such acts and things, to sign and execute all such other documents, deeds and instruments, to make applications to the relevant regulatory authorities and to take such steps as he/she may consider necessary, appropriate, expedient and in the interest of the Company to give effect to and in connection with any transactions contemplated under the Merger Agreement.

	185,139,155 (99.9896%) (note 1) (45.6433%) (note 2)	13,280 (0.0072%) (note 1) (0.0033%) (note 2)	6,000 (0.0032%) (note 1) (0.0015%) (note 2)

Notes:

1.	Based on the total number of the votes attaching to all the H Shares held by the Independent H Shareholders cast in person or by proxy at the H Shareholders’ Class Meeting.

2.	Based on the total number of the votes attaching to all the H Shares held by the Independent H Shareholders.

3.	The percentage figures included in the poll results in respect of the H Shareholders’ Class Meeting above have been subject to rounding adjustments.

The total number of H Shares entitling the H Shareholders to attend and vote on the resolution at the H Shareholders’ Class Meeting was 653,767,700 H Shares representing all of the H Shares in issue.

As at the Latest Practicable Date, the Offeror held an indirect shareholding of 226,200,000 H Shares through its wholly-owned subsidiary HEC (Hong Kong) (representing approximately 34.60% of the total number of H Shares in issue and approximately 25.71% of the total issued share capital of the Company), Guangdong HEC held 21,815,200 H Shares (representing approximately 3.34% of the total number of H Shares in issue and approximately 2.48% of the total issued share capital of the Company) and Mr. Tang Xinfa held 130,400 H Shares (representing approximately 0.02% of the total number of H Shares in issue and approximately 0.01% of the total issued share capital of the Company). As disclosed in the Composite Document, as the votes of the Offeror and any parties acting in concert with it (including Guangdong HEC and Mr. Tang Xinfa) would not be included in determining whether the requirements under Rule 2.10 of the Takeovers Code are met, the Offeror and any parties acting in concert with it (including Guangdong HEC and Mr. Tang Xinfa) abstained from voting at the H Shareholders’ Class Meeting. Mr. Jiang Juncai, Mr.  Wang Danjin, Mr. Li Shuang and Mr. Li Xuechen, each a Director, voted in favour of the Merger at the H Shareholders’ Class Meeting with respect to their respective beneficial shareholdings in the Company.

Save as disclosed, none of the Offeror and any parties acting in concert with it held, controlled or directed any Shares or rights over Shares. None of the Offeror and any parties acting in concert with it had acquired or agreed to acquire any Shares or any convertible securities, warrants, options or derivatives in respect of the Shares during the Offer Period. As at the date of this joint announcement, neither the Offeror nor any parties acting in concert with it had borrowed or lent any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of the Offeror or the Company.

In addition, Shares held by members of the CICC group acting in the capacity of an exempt principal trader connected with the Offeror or the Company were not voted at the H Shareholders’ Class Meeting in accordance with the requirements of Rule 35.4 of the Takeovers Code. Such H Shares that were held by any member of the CICC group in the capacity of an exempt principal trader for and on behalf of non-discretionary investment clients (that were not the Offeror or its Concert Parties) may be voted at the H Shareholders’ Class Meeting if (i) the relevant connected exempt principal trader holds the H Shares as a simple custodian for and on behalf of non-discretionary clients, and (ii) there are contractual arrangements in place between the relevant connected exempt principal trader and its clients that strictly prohibit the relevant connected exempt principal trader from exercising any voting discretion over the relevant H Shares, and (iii) all voting instructions originate from the client only (if no instructions are given, then no votes shall be cast for the relevant H Shares held by the relevant connected exempt principal trader). As none of such clients of CICC has given a voting instruction for the H Shareholders’ Class Meeting, accordingly, each member of CICC group which is an exempt principal trader connected with the Offeror or the Company did not exercise the voting rights attached to the H Shares owned by them in the context of the Merger at the H Shareholders’ Class Meeting.

Save as disclosed, there were no other restrictions imposed on any Independent H Shareholders to cast votes on the relevant resolutions at the H Shareholders’ Class Meeting. There were no H Shareholders entitled to attend and vote only against the special resolution at the H Shareholders’ Class Meeting or to abstain from voting. No H Shareholder had previously stated his/her/its intention in the Composite Document or irrevocably committed to vote in favour of or against the resolution proposed at the H Shareholders’ Class Meeting or to abstain from voting.

The H Shareholders’ Class Meeting was convened by the Board and chaired by Ms. XIANG Ling, an independent non-executive Director who is not a Concert Party of the Offeror. The Independent H Shareholders and authorised proxies holding an aggregate of 185,158,435 H Shares, representing approximately 45.6480% of the number of votes attaching to all the H Shares held by the Independent H Shareholders were present at the H Shareholders’ Class Meeting. Apart from Mr. Tang Xinfa, all Directors attended the H Shareholders’ Class Meeting.

With respect to the special resolution in respect of the Merger at the H Shareholders’ Class Meeting, since more than 75% of the votes attaching to the H Shares held by the Independent H Shareholders present in person or by proxy at the H Shareholders’ Class Meeting were cast in favour of the special resolution in respect of the Merger and the number of votes cast against the special resolution in respect of the Merger amounted to not more than 10% of the votes attaching to all the H Shares held by the Independent H Shareholders, the special resolution in respect of the Merger was passed by way of poll at the H Shareholders’ Class Meeting in accordance with the requirements of Rule 6.15(2) of the Listing Rules and Rule 2.10 of the Takeovers Code.

FULFILLMENT OF THE CONDITIONS TO EFFECT THE MERGER AGREEMENT

As at the date of this joint announcement, the Conditions to effectiveness have been satisfied. Accordingly, the Merger Agreement has become effective.

The Shareholders and investors are reminded that the implementation of the Merger shall be subject to the fulfilment of the Conditions to implementation (unless waived, as applicable). As at the date of this joint announcement, none of the Conditions to implementation has been satisfied or waived (as applicable).

The Offeror and the Company will jointly issue an announcement stating whether the Conditions to Implementation have been fulfilled or waived (as applicable) on or before Thursday, 7 August  2025.

PROPOSED VOLUNTARY WITHDRAWAL OF LISTING OF THE H SHARES OF THE COMPANY AND LAST DAY OF TRADING

The Company has obtained approval from the Stock Exchange for the withdrawal of the listing of the H Shares on the Stock Exchange, which is subject to the Merger becoming effective, in accordance with Rule 6.15(2) of the Listing Rules.

It is currently expected that (i) the last time for dealings in the H Shares on the Stock Exchange will be 4: 10 p.m. on Tuesday, 29 July 2025; and (ii) the voluntary withdrawal of listing of the H Shares on the Stock Exchange would occur at 4: 00 p.m.  on Tuesday, 5 August 2025.

Assuming the Conditions to implementation are fulfilled, the Offeror H Shares certificates are expected to be despatched on Wednesday, 6 August 2025 and dealings in the Offeror H Shares on the Stock Exchange are expected to commence at 9: 00 a.m.  on Thursday, 7 August 2025.

The Shareholders will be notified by way of an announcement if there are any additional developments.

CLOSURE OF REGISTER OF MEMBERS OF THE COMPANY

For the purpose of determining the H Shareholders’ entitlements to receive the Special Dividend and the Share Exchange Shareholders’ entitlements to receive the Offeror H Shares, the register of members of the Company will be closed from Monday, 4 August  2025 onwards. After such date, no transfer of H Shares will be effected. In order to qualify for said entitlements, H Shareholders should ensure that the transfer of H Shares to them are lodged with the H Share Registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong for registration in their names or in the names of their nominees no later than 4: 30 p.m. on Friday, 1 August  2025.

PAYMENT OF THE SPECIAL DIVIDEND

The Special Dividend, which will be paid on a date to be announced by the Company to all Shareholders whose names appear on the register of members of the Company (other than the Offeror and its subsidiaries) on Monday, 4 August 2025, will be denominated and declared in HK$. The Special Dividend will be paid in HK$ to all H Shareholders (other than those who invest in the H Shares of the Company listed on the Stock Exchange through the Shanghai Stock Exchange or Shenzhen Stock Exchange (the ‘‘Southbound Shareholders’’)). For the Southbound Shareholders, the Special Dividend will be paid in RMB. The relevant exchange rate will be the central parity rate of RMB to Hong Kong Dollar as at the date of this joint announcement as announced by the People’s Bank of China (i.e. HK$1:RMB0.91125) and accordingly the Special Dividend to be received by the Southbound Shareholders is RMB1.366875 per Share.

EXERCISE OF RIGHT OF DISSENTING SHAREHOLDERS

Reference is made to the paragraph headed ‘‘Right of a Dissenting Shareholder’’ in the section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’ of the ‘‘LETTER FROM THE BOARD’’ in the Composite Document.

As no Domestic Shareholder voted against the special resolution at the EGM, the Domestic Shareholder will not be entitled to exercise the right to request the independent third party designated by the Company to acquire its Shares at a ‘‘fair price’’ on behalf of the Company (the ‘‘Right’’), and only H Shareholders which satisfy the relevant criteria and entitlement conditions will be entitled to exercise the Right.

Any Dissenting Shareholder holding H Shares and wishing to exercise the Right should on or before the expiry date of the Declaration Period (which is currently expected to be Wednesday, 23 July 2025), collect the documents containing information on the procedures for exercising the Right and the Required Documents (as defined below, together as the ‘‘Procedure Documents’’) at the Company’s H Share registrar, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong.

The documents requested for in the Procedure Documents (the ‘‘Required Documents’’) include, but are not limited to (i) exercise notice(s) with information filled in; and (ii) declaration and proof in respect of satisfaction of criteria and entitlement conditions to exercise the Right. For a Dissenting Shareholder whose H Shares are deposited in CCASS, additional documents and proof will be required in respect of beneficial ownership and nominee relationship (if any). The Required Documents must be submitted during the Declaration Period (which is currently expected to be the business hours from 9: 00 a.m. to 4: 30 p.m. on Wednesday, 23 July 2025) by hand or by post to Computershare Hong Kong Investor Services Limited at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong.

In case of any question on the satisfaction of criteria and entitlement conditions to exercise the Right, the valid exercise of the Right or submission of the Required Documents, the Offeror has the absolute discretion to determine the answer to such question.

According to the PRC Company Law and the Articles, any Dissenting Shareholder may by written notice request the independent third party designated by the Company to acquire its Shares at a ‘‘fair price’’. There is no administrative guidance on the substantive as well as the procedural rules as to how the ‘‘fair price’’ will be determined under the PRC Laws. Thus no assurance can be given as to any favourable results to the Dissenting Shareholders who have validly exercised the Right and costs may be incurred by the Dissenting Shareholders in the process of exercising the Right and determining the ‘‘fair price’’.

For the avoidance of doubt, if the Merger does not proceed, the Dissenting Shareholders will not be entitled to exercise the Right as described above.

EXPECTED TIMETABLE OF IMPORTANT EVENTS

The expected timetable set out below is indicative only and may be subject to changes. Further announcement(s) will be made as and when appropriate. Unless otherwise expressly stated, references to times and dates are to Hong Kong times and dates. Shareholders, investors and potential investors in the securities of the Company should refer to the Composite Document for further information.

Resumption of registers for transfer of Shares	Tuesday, 22 July 2025

Declaration Period	the business hours from 9: 00 a.m. to 4: 30 p.m. on Wednesday, 23 July 2025

Last time for dealings in H Shares	4: 10 p.m. on Tuesday, 29 July 2025

Latest time for lodging transfers of legal title in H Shares in order to be entitled to receive Offeror H Shares	4: 30 p.m. on Friday, 1 August 2025

Latest time for lodging transfers of H Shares in order to be entitled to receive the Special Dividend	4: 30 p.m. on Friday, 1 August 2025

Closure of registers of members of the Company	From Monday, 4 August 2025 onwards

Share Exchange Record Date	Monday, 4 August 2025

Special Dividend Record Date	Monday, 4 August 2025

Announcement on the withdrawal of listing of H Shares	at or before 8: 30 a.m. on Tuesday, 5 August 2025

Expected date and time of withdrawal of listing of H Shares	4: 00 p.m. on Tuesday, 5 August 2025

Offeror H Share certificates to be despatched on (1, 2)	Wednesday, 6 August 2025

Share Exchange Date(2)	Thursday, 7 August 2025

Dealings in the Offeror H Shares on the Stock Exchange expected to commence at(2)	9: 00 a.m. on Thursday, 7 August 2025

Announcement that all the Conditions to implementation are satisfied (or waived, as applicable)(1, 3)	Thursday, 7 August 2025

Notes:

(1)	In compliance with Rule 20.1(a) of the Takeovers Code, upon the Merger becoming unconditional, the Offeror H Shares will be issued by the Offeror to the Share Exchange Shareholders as soon as possible but in any event within seven Business Days after the Merger becoming unconditional. The Offeror H Share certificates are expected to be despatched to the Share Exchange Shareholders on Wednesday, 6 August 2025. The Offeror H Share certificates will not become valid unless the formal letter of approval for the Listing is obtained and the Listing has become effective. In the event that the approval for the Listing is not obtained on or before Monday, 4 August 2025, the Offeror H Share certificates will not become valid, dealings in the Offeror H Shares on the Stock Exchange will not commence on Thursday, 7 August 2025 and the listing of the H Shares will also not be withdrawn at 4:00 p.m. on Tuesday, 5 August 2025. In such event, the Offeror and the Company will make an announcement of the above as soon as possible. Investors who trade in the Offeror H Shares prior to the receipt of the Offeror H Share certificates or prior to the Offeror H Share certificates becoming valid do so entirely at their own risk.

(2)	If any severe weather condition is in force in Hong Kong:

(a)	at any local time before 12: 00 noon but no longer in force at or after 12: 00 noon on the latest date for the despatch of the Offeror H Share certificates, the latest date for the despatch of the Offeror H Share certificates will remain on the same Business Day; or

(b)	at any local time at or after 12: 00 noon on the latest date for the despatch of the Offeror H Share certificates, the latest date for the despatch of the Offeror H Share certificates, the Share Exchange Date and the date on which dealings in the Offeror H Shares on the Stock Exchange are expected to commence will be rescheduled to the next Business Day which does not have any of those warnings in force at 12: 00 noon and/or thereafter (or another Business Day thereafter that does not have any severe weather condition at 12: 00 noon or thereafter).

For the purpose of the timetable above, ‘‘severe weather’’ refers to the scenario where typhoon signal No. 8 or above, a black rainstorm warning (as issued by the Hong Kong Observatory), or the ‘‘extreme conditions’’ warning (as announced by the Hong Kong Government) is in force in Hong Kong.

(3)	The Offeror and the Company will jointly publish announcement(s) when or as soon as reasonably practicable after the Conditions to implementation have been satisfied or waived, as appropriate.

GENERAL

As at 8 March 2024 (being the commencement date of the Offer Period), the Offeror and its concert parties hold approximately 53.90% of the Shares, comprising of (i) 226,200,000 Domestic Shares (representing all of the Domestic Shares in issue and approximately 25.71% of the total issued share capital of the Company) and (ii) 248,145,600 H Shares (representing approximately 37.96% of the total number of H Shares in issue and approximately 28.20% of the total issued share capital of the Company). As at the date of this joint announcement, the Offeror and its concert parties hold approximately 53.90% of the Shares, comprising of (i) 226,200,000 Domestic Shares (representing all of the Domestic Shares in issue and approximately 25.71% of the total issued share capital of the Company) and (ii) 248,145,600 H Shares (representing approximately 37.96% of the total number of H Shares in issue and approximately 28.20% of the total issued share capital of the Company). Save as the share transfer agreement between the Offeror and HEC (Hong Kong) (a wholly-owned subsidiary of the Offeror) in respect of the transfer of 226,200,000 H Shares from HEC (Hong Kong) to the Offeror (details of which had been disclosed in Note 4 to the shareholding structure of the Company as at the Latest Practicable Date on page 57 of the Composite Document), none of the Offeror or any parties acting in concert with it had acquired or agreed to acquire any H Shares or any convertible securities, warrants, options or derivatives in respect of the H Shares during the Offer Period. As at the date of this joint announcement, none of the Offeror or any parties acting in concert with it had borrowed or lent any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of the Offeror or the Company.

WARNINGS

Shareholders, investors and potential investors in the securities of the Company should be aware that the implementation of the Merger is subject to the Conditions to implementation set out in the Composite Document being satisfied or waived, as applicable. Neither the Offeror nor the Company provides any assurance that any or all Conditions to implementation can be fulfilled, and thus the Merger Agreement may or may not be implemented or completed. Shareholders, investors and potential investors in the securities of the Company should therefore exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action to take and the implications arising from the Merger should consult their stockbroker, bank manager, solicitor or other professional advisers (including tax adviser regarding the tax consequences of the cancellation of the Shares and the implementation of the Merger).

NOTICE TO U.S. H SHAREHOLDERS

The Merger will be implemented by way of a merger by absorption provided for under the laws of the PRC, which will involve the exchange of securities of two companies incorporated in the PRC with limited liability and the cancellation of the securities of a company incorporated in the PRC with limited liability. The Merger is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial information included in the Company’s announcements and the Composite Document has been prepared in accordance with IFRS and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. H Shareholders may encounter difficulty enforcing their rights and any claims arising out of the U.S. federal securities laws, as the Offeror and the Company are located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. H Shareholders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. H Shareholders may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

In accordance with the Takeovers Code and Rule 14e-5(b) of the U.S. Exchange Act, CICC and its affiliates may continue to act as exempt principal traders in the Shares on the Stock Exchange. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, provided that any such purchase or arrangement complies with applicable law, including but not limited to the Takeovers Code, and is made outside the United States. Any information about such purchases will be reported to the SFC in accordance with the requirements of the Takeovers Code and, to the extent made public by the SFC, will be available on the website of the SFC at http://www.sfc.hk and the Stock Exchange at www.hkexnews.hk.

By order of the board of	By order of the board of
Sunshine Lake Pharma Co., Ltd.	YiChang HEC ChangJiang
ZHANG Yingjun	Pharmaceutical Co., Ltd.
Chairman	TANG Xinfa
Chairman

Hubei, the PRC

21 July 2025

As at the date of this joint announcement, the Offeror’s directors are Dr. ZHANG Yingjun, Dr. LI Wenjia, Mr. ZHANG Yushuai, Mr. TANG Xinfa, Mr. ZHU Yingwei, Mr. ZENG Xuebo, Ms. DONG Xiaowei, Ms. WANG Lei, Dr. LI Xintian, Dr. MA Dawei, Dr. YIN Hang Hubert and Dr. LIN Aimei. The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Company or the Directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Company or the Directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

As at the date of this joint announcement, the Board consists of Mr. JIANG Juncai, Mr.  WANG Danjin, Mr. LI Shuang and Mr. CHEN Hao as executive Directors; Mr. TANG Xinfa as non-executive Director; and Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen as independent non-executive Directors. The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Offeror or its directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Offeror or its directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.